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                                                                  Exhibit 10.2.1

                               AMENDMENT AGREEMENT

                                     between

                      MEYER ZALL LABORATORIES (PTY) LIMITED

                        (Registration Number 92/04344/07)
                                       of
                    18 Lona Street, Malanshof, RANDBURG, 2194
                            Republic of South Africa
                       (hereinafter referred to as "MZL")

                                       and

                            IMX PHARMACEUTICALS, INC.

                    a corporation organized under the laws of
                  the State of Utah, United States of America,
                  and having its principal place of business at
                          2295 Corporate Boulevard #131
                            Boca Raton, Florida 33431
                            United States of America
                       (hereinafter referred to as "IMX")

MATTERS RECORDED:

A. MZL is the exclusive licensee world-wide in respect of pharmaceutical preparations developed by Mr. Piet Meyer and in respect of which preparations Pitmy International NV hold certain patent rights and is the proprietor of pending applications including U.S. Patent Application 08/318,626;

B. MZL has granted distribution rights for the USA and Israel and has options on certain other countries in respect of some of the preparations which are the subject of the aforementioned patent rights and patent applications to Interderm Limited, a company organized under the laws of Gibraltar, which company has in turn ceded such rights, with the consent of MZL, to IMX;

C. MZL and Pitmy International NV are continuing to develop new preparations falling within the scope of the aforementioned patents and patent applications;

D. IMX was appointed as exclusive distributor for such new products as may in future be developed by MZL and/or Pitmy International - under First Renewal Agreement dated October 17, 1995, and amended August 7, 1996.

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E.    MZL wishes to announce its annual reviewed prices in terms of its current international distribution contract.

F. Pursuant to a Recapitalization Agreement dated October 16, 1997, among IMX, MZL and certain other shareholders of IMX, at the closing of the transactions contemplated in the Recapitalization Agreement, MZL shall shortly receive the sum of $50,000 for the transfer to IMX of 512,252 shares of IMX's common stock. In addition, IMX has agreed to include 400,000 shares of IMX's common stock owned by MZL in a Registration Statement to enable the shares to be publicly sold by MZL in accordance with the terms of the Recapitalization Agreement.

G. Pursuant to the terms of Paragraph F and with the view towards increased market penetration as well as a lower price to the consumer, it has been decided to implement a substantial price decrease.

H. MZL wishes to enhance the profitability of its distributors by increasing product range without the cost of an up-front fee.

      THEREFORE, the parties agree as follows:

DEFINITIONS:

a. The "Territory" is the USA, Israel and any other countries IMX acquires distribution rights to pursuant to the Distributorship Agreement dated June 23, 1995, as amended.

b. "New Products": Those products currently classified as "fast track topical OTC products as defined in terms of the USA Code of Federal Regulations 21 as selected and developed by MZL" excluding products that MZL may develop for outside parties that may fall in the above classification but not competing with any products already licensed; and

c. "Current Products": Those products forming part of the distributorship agreement dated June 23, 1995, as amended.

1.    RIGHTS GRANTED

      MZL hereby undertakes in favor of IMX that as long as IMX enjoys the rights to distribute the products in terms of its current distribution agreement the exclusive right to distribute new products will first be offered to IMX allowing IMX a period of 60 days to accept such distributorship as per procedure and terms contained in Paragraph 2.2.


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2.    TERMS OF SALE TO DISTRIBUTOR

      For the sake of clarity, terms of sale will be distinguished between current products and new products.

      2.1   CURRENT PRODUCTS

            2.1.1 Effective January 1, 1998, MZL shall discount the prices on current products sold to IMX pursuant to Exhibit A attached hereto on all orders placed by IMX with MZL. In the event that MZL has not received at least the sum of $2,000,000 in gross proceeds from the sale of its shares pursuant to the Registration Statement, MZL shall have the option to terminate the discount on all orders placed subsequent to its notification to IMX of the termination of the discount and increase the prices by 20% of the prices as referred to in Exhibit A. However, at such time as MZL receives at least $2,000,000 in gross proceeds of its shares pursuant to the Registration Statement, the Exhibit A discount shall be reinstated. MZL agrees that it will provide the same reduction to all of its existing licensees, upon the conditions set forth in this Paragraph 2.1.1.

            2.1.2 On or before the seventh day of the following month, IMX will submit to MZL a monthly report, in the form attached hereto as Exhibit "1", which will reflect sales made on MZL product units for the previous month. The report shall constitute an irrevocable purchase order for MZL to ship products to IMX for the next month. IMX may increase the size of the order placed in any month to satisfy its market requirements. In the event that there are material adverse business conditions that affect IMX's business, it shall have the right to decrease the size of its orders. Material adverse conditions shall include, but shall not be limited to, loss of a major customer(s), material decrease in sales and force majeure.

            2.1.3 Should no orders be received for three consecutive months, then MZL will place the distributor on 30-day terms and MZL will have the right to cancel the distributors agreement at its election, should the distributor remain in breach.

            2.1.4 In the event that IMX wishes to market a new product which will not be manufactured by MZL as an FDA OTC product under the Exorex name, it shall send to MZL a copy of the FDA application for the new product. MZL shall have 14 days to review the application. If MZL determines that marketing of the new product under the Exorex name will be harmful to the Exorex goodwill, it must advise IMX within 14 days of its receipt of the FDA application of its determination. If it does not so notify IMX, IMX shall be free to proceed with its marketing of the new product under the Exorex name. If it does notify IMX within this time


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                  period, then IMX shall have 14 subsequent days to respond to
                  MZL to persuade MZL to change its determination. If agreement can not be reached within that period of time, the matter shall be turned over to arbitration before a mutually agreeable third party pharmaceutical company which will make a determination that will be binding upon the parties as to whether marketing of the new product under the Exorex name will be harmful to the goodwill attached to the Exorex name. IMX shall have the right at any point during this process to elect not to market the product under the Exorex name and proceed to market it under a different name.

      2.2   NEW PRODUCTS

            2.2.1 Effective as of January 1, 1998, MZL shall eliminate any up-front charges in connection with new products to be marketed by IMX. In the event, however, that MZL does not receive at least $2,000,000 of gross proceeds from the sale of shares under the Registration Statement by April 30, 1998, it may, at its option, reinstitute an up-front charge policy for new products and may keep it in effect until it does receive $2,000,000 of gross proceeds.

            The offer of distributorship contemplated in Paragraph 1 shall:

            2.2.2 Be made in writing; however, upon receipt of the offer in writing in the event that IMX is contemplating marketing a similar product to be manufactured by others, it shall have the right to advise MZL of this and may proceed with its efforts to market its product without any claim of violation of confidentiality obligations to MZL. If IMX desires to proceed with discussions on marketing of the MZL new product, then following steps shall be taken:

            2.2.3 MZL shall supply a sample of the product offered for distribution;

            2.2.4 MZL shall set out the price at which the product is offered, which price shall be applicable for a period of one year from the date upon which IMX received regulatory approval or any other approvals it needs in order to market the product in the Territory;

            2.2.5 MZL shall supply such product documentation as MZL at the time has in its possession and which may serve to assist IMX in procuring product registration and FDA or other approval for the marketing of the product in the Territory;

            2.2.6 MZL shall specify a time period within which FDA or other regulatory approval shall be obtained as specified in the paragraph below;


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            2.2.7 All product registrations in Europe to be applied through
                  RX-Holdings Gibraltar who will then cede the license to the relevant distributor for the term of the distribution agreement;

            2.2.8 RX-Holdings will be the standardizing and coordinating body for all marketing activities in Europe.

      2.3 Should IMX elect to be appointed distributor of the new product offered to it, it shall:

            2.3.1 notify MZL in writing within 60 days of it having received the offer as contemplated above;

            2.3.2 confirm that the period to obtain regulatory approval as specified by MZL, which shall be at least 90 days, as provided in Paragraph 2.2.6 above, in its opinion a reasonable period for that purpose;

            2.3.3 present MZL with minimum purchase quantities for the next five years to be agreed upon by both parties;

            2.3.4 If actual purchases by IMX are fifteen percent (15%) lower than the agreed level during two consecutive years, MZL will have the option of terminating IMX sales rights 60 days following the end of the second of those years. In considering the exercise of these rights, MZL agrees to take reasonable extenuating circumstances into account. Furthermore, if IMX's sales rights are terminated for any reason, IMX shall have the right to sell off its inventory of the product in an orderly manner, or alternatively, MZL can repurchase the product at IMX's cost.

      2.4 It is an explicit term of this Agreement despite anything to the contrary herein contained, that should IMX not be able to procure the requisite marketing approval for the product in the territory within the term stipulated by MZL in terms of Paragraph 2.2.6 and agreed to by IMX in terms of Paragraph 2.3.2, then in that event:

            2.4.1 IMX shall notify MZL in writing of such inability;

            2.4.2 IMX shall hand over, free of charge to MZL, all records in connection with its attempts to procure marketing approval;

            2.4.3 MZL shall thereafter be at liberty to market the new product itself or appoint another distributor and shall be entitled to utilize any part of the records acquired in terms of Paragraph 2.4.2.

      2.5   In the event of IMX not accepting the distributorship offered to it:


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            2.5.1 MZL shall be at liberty to offer such distributorship to any party;

            2.5.2 IMX shall return all samples and documentation handed to it in respect of the new product and shall thereafter refrain from utilizing such information in any manner whatsoever;

            2.5.3 IMX shall maintain confidentiality with regard to all confidential information in respect of the new product.

      2.6 The rights granted to IMX are personal to IMX and shall not be assigned to any other party without the prior written consent of MZL, which consent shall not be unreasonably withheld. In this regard, it shall be unreasonable for MZL to withhold consent if the proposed assignee has a net worth at least three times as great as the net worth of IMX, or the proposed sales of products through the prospective assignee represents a significant increase in IMX's business.

      2.7 IMX binds itself to operate within the acts promulgated by the relevant regulatory authorities be they domestic or international.

      2.8 This Agreement will be governed by the laws of the Republic of South Africa.

      THUS DONE AND SIGNED at ____________________________________________ on
this _____ day of _______________, 1998.

Witnessed:                           MEYER ZALL LABORATORIES (PTY)
                                     LIMITED


_______________________________      By:________________________________________
                                        ___________________, its ______________,
                                        he being duly authorized to do.

      THUS DONE AND SIGNED at ____________________________________________ on
this _____ day of _______________, 1998.

Witnessed:                           IMX PHARMACEUTICALS, INC.


_______________________________      By:________________________________________
                                        ___________________, its ______________,
_______________________________         he being duly authorized to do.


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